                                 March 4, 1996



CONFIDENTIAL
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Mr. Richard Looney
President
Looney & Company
650 First City Tower
1001 Fannin
Houston, Texas 77002

Dear Mr. Looney:

     The GulfStar Group, Inc. ("GulfStar") welcomes the opportunity to assist Looney & Company ("Looney" or the "Company") in the acquisition of the stock of and/or the substantial portion of the assets of up to three companies that provide litigation support services similar to those provided by Looney (individually and collectively hereinafter referred to as the "Acquisition") and in the private placement of equity financing and/or senior debt financing ("Private Placement") to be used to fund acquisitions, expansion and working capital. GulfStar anticipates the Private Placement to be for an aggregate amount of approximately $5 million to $10 million, the amount of which shall be mutually agreed upon.

     Set forth below are (i) the services GulfStar will perform in the course of this assignment, (ii) the total fees and expenses payable to GulfStar in exchange for those services and (iii) general terms and conditions of the engagement.

1.   SERVICES TO BE PROVIDED BY GULFSTAR

     During the course of the assignment, we will perform the following private placement services on behalf of the Company:

     . GulfStar will assist the Company in determining an appropriate value and structure for each acquisition.
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Mr. Richard Looney
March 4, 1996
Page 2


     . We will also assist the negotiation of the attendant letters of intent and in the subsequent due diligence process.

     . If satisfactory terms are agreed upon, GulfStar will serve as the Company's financial advisor throughout the process of drafting and negotiating the necessary definitive purchase agreements.

     . With the assistance of Looney, we will prepare a Confidential Memorandum describing the Company and outlining the desired terms of the financing.

     . Once the Confidential Memorandum has been reviewed and approved by Looney, we will contact a focused group of institutional investors who will then receive a copy of the Confidential Memorandum only if they express preliminary interest in the transaction.

     . Subsequent to the initial circulation of the Confidential Memorandum, GulfStar will arrange for prospective investors to meet with the Company's management and will solicit preliminary commitments.

     . We will assemble an investor group and assist the Company in negotiating the financing on the most favorable terms available.

     . If satisfactory terms are agreed upon, we will serve as the Company's financial advisor through the process of drafting and executing a definitive funding agreement and related documents.

     . If GulfStar is requested to provide other services (e.g. additional merger and acquisition advisory services, debt placement services, etc.) such assignments and fees will be negotiated separately on mutually agreeable terms.

II.  FEE AND EXPENSE ARRANGEMENTS

     The professional fees and expense reimbursements payable to GulfStar with respect to this assignment are set forth below:

     . GulfStar shall be paid a retainer of $25,000 ("Retainer Fee") payable $15,000 in cash upon execution of this agreement and $10,000 upon execution of a letter of intent to complete the Acquisition. Upon the successful completion
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Mr. Richard Looney
March 4, 1996
Page 3

          of the financing contemplated herein, the Retainer Fee shall be credited against the Placement Fee (as hereinafter defined).

     . GulfStar shall be paid a private placement fee ("Placement Fee") equal to 3.0% of the principal amount of capital (equity and debt) arranged, irrespective of the amount funded at closing, provided, however, the minimum Placement Fee in the event that a Private Placement transaction closes shall be $150,000. Such fee shall be payable by Looney only in the event of a successful placement of new capital and shall be due in cash at closing.

     . GulfStar shall be paid a merger and acquisition advisory fee equal to 1.0% of the total amount of consideration paid in each Acquisition ("M&A Advisory Fee"). Such fee shall be payable in cash upon the successful completion of the Acquisition as contemplated herein. Notwithstanding anything to the contrary herein, the foregoing M&A Advisory Fee shall not be payable by the Company in connection with any transaction involving the sale of the assets or stock of Looney & Company to an affiliate, or the purchase by Looney & Company of the assets or stock of an affiliate. For purposes of calculating the M&A Advisory Fee, consideration is hereby understood to include cash, stock, long-term debt assumed, earnouts, contingent payments and seller financing. Notwithstanding anything to the contrary, GulfStar shall have the right, but not the obligation, to invest up to 100% of the M&A Advisory Fee in the Company on terms identical to those of the Private Placement contemplated herein.

     . In the event that all or a substantial portion of the assets, stock or business of the Company is acquired by or merged into another unaffiliated company (the "Sale"), GulfStar shall be paid a sale advisory fee equal to 2.0% of the total amount of consideration paid in such transaction ("Sale Advisory Fee"). For purposes of calculating the Sale Advisory Fee, consideration is hereby understood to include cash, stock, long-term debt assumed, earnouts, contingent payments and seller financing. Such fee shall be payable in cash upon the successful completion of the Sale as contemplated herein. The obligation to pay the Sale Advisory Fee shall expire in accordance with the provisions contained in Section III(B) provided hereinbelow.
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Mr. Richard Looney
March 4, 1996
Page 4

     . Upon closing a transaction involving the successful placement of new capital, GulfStar shall also receive five year warrants to purchase an amount of the Company's fully-diluted Common Stock equal to [2.5% multiplied by (100% minus the percentage of the Company sold in the Private Placement)]. The purchase price of these warrants will be equal to 110% of the price used for purposes of this transaction. The terms of such warrants will generally be equivalent to the terms used in the equity placement contemplated herein.

     . GulfStar shall be reimbursed on a monthly basis for our direct out-of-pocket expenses reasonably incurred in connection with this assignment, such amount not expected to exceed $10,000 in the aggregate. In connection with the foregoing, GulfStar shall furnish the Company written documentation of all out-of-pocket expenses that it has incurred together with such other information that is reasonably necessary to satisfy then applicable expense deduction reporting requirements of the Internal Revenue Service.

III. GENERAL TERMS AND CONDITIONS

     A.   DEFINITION OF LOONEY & COMPANY

          The terms "Looney" and the "Company", as employed herein, are understood to include Looney & Company and all of its subsidiaries, and affiliated companies.

     B.   TERM OF ENGAGEMENT

          GulfStar will have the exclusive right, for an initial period of 150 days following the execution date, to serve as Looney's investment banking representative with respect to the matters set forth herein. Upon expiration of 150 days, the engagement shall be automatically extended unless terminated in writing by either GulfStar or Looney. Further, any entity contacted during the course of this assignment will be deemed to be an interested party ("Interested Party"). The Interested Parties will be identified by us in writing upon the earlier of the termination or successful consummation of this assignment. Should this assignment be terminated prior to the completion of the transaction(s) contemplated hereby, and should the Company subsequently complete such transaction(s) with an Interested Party within a 12 month period following such termination, then GulfStar
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Mr. Richard Looney
March 4, 1996
Page 5

          shall be due full compensation under II with respect to the participation of any Interested Parties in such financing.

     C.   INDEMNIFICATION

          Looney agrees to indemnify and hold GulfStar (and each of its partners, officers and employees) harmless against any losses, claims, damages or liabilities which GulfStar may be subject to in connection with services performed in its capacity as advisor as described in this engagement letter and to periodically reimburse GulfStar for any legal and other expenses reasonably incurred by GulfStar in connection with investigating or defending any action or claim in connection therewith, provided however, that Looney shall not be obligated under the foregoing indemnity agreement with respect to any loss, claim, damage or liability (or action in connection therewith) to the extent that a court of competent jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from the willful misfeasance or gross neglect of GulfStar, and provided further that if Looney assumes the defense of GulfStar then Looney shall not be obligated to pay any legal fees or expenses thereafter incurred by GulfStar, so long as there are no conflicting legal defenses or interests between Looney and GulfStar. Looney shall not be liable for any action settled without its consent. The indemnification and reimbursement provided to GulfStar hereunder shall be applicable whether or not negligence of GulfStar is alleged or proven.

     D.   LACK OF INDEPENDENT VERIFICATION

          During the course of this assignment, GulfStar may rely upon the opinions of experts (including, but not limited to, independent public accounting firms) with respect to the accuracy of certain data provided by Looney. GulfStar will make no effort to independently verify the accuracy of any expert opinions so relied upon.

     E.   CONFIDENTIALITY

          All non-public information supplied to GulfStar by Looney with respect to the Company will be held in strict confidence, as we understand that much of this information is treated as highly confidential by you and is not normally
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Mr. Richard Looney
March 4, 1996
Page 6

          divulged to outside sources.

     F.   AMENDMENTS

          Both parties agree that this document can be modified or amended only through the written agreement of GulfStar and Looney.

     If the foregoing accurately sets forth your understanding of our agreement, please so indicate by signing, dating and returning one of the enclosed copies of this letter, while retaining the other copy for your records.

     We are delighted to have the opportunity to assist you in this important matter and we look forward to working with you in the successful completion of this assignment.

                              Sincerely,

                              THE GULFSTAR GROUP, INC.


                              By:     /s/ Daryl R. Swarts
                                 -------------------------------
                                         Daryl R. Swarts
                                        Managing Director

ACCEPTED AND AGREED TO:

LOONEY & COMPANY

By:   /s/ Richard O. Looney
   ---------------------------

Title:  CEO
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Date:   March 4, 1996
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